UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 1, 2020

Cigna Corporation

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-38769 (Commission File Number)	82-4991898 (IRS Employer Identification No.)

900 Cottage Grove Road

Bloomfield, Connecticut 06002

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:

(860) 226-6000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.01	CI	New York Stock Exchange, Inc.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On April 1, 2020, Cigna Corporation (“Cigna” or the “Company”) entered into a 364-Day Term Loan Credit Agreement with the lenders named therein, Bank of America, N.A., as administrative agent (the “Administrative Agent”), BofA Securities, Inc., as lead arranger and lead bookrunner, and Citibank, N.A., JPMorgan Chase Bank, N.A., U.S. Bank National Association, and Morgan Stanley MUFG Loan Partners, LLC, as syndication agents (the “Credit Agreement”).

The Credit Agreement provides for a 364-day unsecured term loan facility in an aggregate principal amount of $1.4 billion, which will be available on the Closing Date (as defined in the Credit Agreement) for general corporate purposes of the Company and its Subsidiaries (as defined in the Credit Agreement). The Company has entered into the Credit Agreement to further enhance its current liquidity position in light of continued disruption in the commercial paper market and intends to use a portion of the net proceeds to repay amounts outstanding under its commercial paper facility. The Company continues to expect to reduce its debt-to-capitalization ratio into the upper 30%s by the end of 2020.

The Credit Agreement may be prepaid at any time in whole or in part without premium or penalty (other than the payment of customary LIBOR breakage amounts). Term loans prepaid may not be reborrowed. The Credit Agreement provides for mandatory prepayment of the term loans in an amount equal to 20% of any Net Cash Proceeds (as defined in the Credit Agreement) arising from the previously announced sale of Cigna’s Group Disability and Life insurance business to New York Life Insurance Company (and its subsidiaries).

The Credit Agreement provides for interest rate options on advances at rates equal to either: (x) in the case of base rate advances, the highest of (i) the federal funds rate plus 1/2 of 1%, (ii) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate” and (iii) the Eurodollar rate plus 1.00%, in each case plus an applicable margin based on Cigna’s public debt Ratings (as defined in the Credit Agreement); or (y) in the case of Eurodollar rate advances, the rate per annum equal to the London Interbank Offered Rate as administered by ICE Benchmark Administration (each as defined in the Credit Agreement), plus an applicable margin based on Cigna’s public debt Ratings.

The Credit Agreement contains customary covenants and restrictions, including a financial covenant that Cigna may not permit its leverage ratio – which is the ratio of total consolidated debt to total consolidated capitalization (each as defined in the Credit Agreement) – to be greater than 0.60 to 1.00. The leverage ratio calculation excludes (i) net unrealized appreciation in fixed maturity investments and the portion of the post-retirement benefits liability adjustment attributable to pension as included in accumulated other comprehensive loss on Cigna’s consolidated balance sheets and (ii) any debt issued to finance a material acquisition at any time after a definitive agreement for such acquisition has been executed and prior to the consummation of such acquisition.

The Credit Agreement contains other customary provisions regarding events of default, which could result in the termination of commitments and/or an acceleration of repayment of any advances outstanding. The events of default include, among other things, bankruptcy or insolvency proceedings, change of control and cross-acceleration with respect to other debt agreements.

The agents and banks under the Credit Agreement perform normal banking, investment banking and/or advisory services for Cigna from time to time for which they receive customary fees and expenses.

The description above is a summary and is qualified in its entirety by the Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	364-Day Term Loan Credit Agreement, dated as of April 1, 2020, with the lenders named therein, Bank of America, N.A., as administrative agent, BofA Securities, Inc., as lead arranger and lead bookrunner, and Citibank, N.A., JPMorgan Chase Bank, N.A., U.S. Bank National Association, and Morgan Stanley MUFG Loan Partners, LLC, as syndication agents.

104	Cover Page Interactive Data File (formatted in Inline XBRL).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cigna Corporation
Date: April 3, 2020	By:	/s/ Eric P. Palmer
Eric P. Palmer
Executive Vice President and Chief Financial Officer